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                     March 6, 2023

       Thomas Ao
       Chief Financial Officer
       Nocturne Acquisition Corp
       3 Germay Drive, Unit 4 #1066
       Wilmington, DE 19804

                                                        Re: Nocturne
Acquisition Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 23,
2023
                                                            File No. 001-40259

       Dear Thomas Ao:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Kenneth C. Winterbottom
IV